Exhibit (d)(b)(5)
TEMPORARY ADVISORY FEE WAIVER AGREEMENT
LONG/SHORT LARGE-CAP PORTFOLIO
OF PACIFIC SELECT FUND
     This ADVISORY FEE WAIVER AGREEMENT (“Agreement”), by and between Pacific Life Fund Advisors LLC (the “Adviser”), Pacific Select Fund (the “Trust”), and J.P. Morgan Investment Management Inc. (“JP Morgan”), on behalf of the Long/Short Large-Cap Portfolio, a portfolio of the Trust (“Portfolio”) is effective as of December 1, 2008.
     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;
     WHEREAS, the Adviser, the Trust and JP Morgan are parties to a Portfolio Management Agreement dated on May 1, 2008, pursuant to which the JP Morgan provides investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio;
     WHEREAS, JP Morgan manages a designated portion of the Portfolio (“Segment”);
     WHEREAS, under normal circumstances, JP Morgan employs a long/short investment strategy for their portion of the Portfolio by investing up to 50% of its Segment in short securities up to 150% of its Segment in long securities;
     WHEREAS, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) was hired to provide prime brokerage services to the Portfolio which included borrowing securities to sell short and providing financing to purchase additional long securities;
     WHEREAS, Morgan Stanley closed down its prime brokerage business thereby terminating the prime brokerage agreement with the Trust, causing the Portfolio to unwind its open positions, both long and short, with Morgan Stanley;
     WHEREAS, the Trust is currently in the process of finding a new prime broker for the Portfolio and until such time as a new prime broker is retained, JP Morgan will employ a 100% long only strategy; and
     WHEREAS, in the interim period of time that the JP Morgan is employing a 100% long only strategy, JP Morgan has agreed to temporarily reduce their investment advisory fees;
     NOW THEREFORE, the parties hereto agree as follows:

I.	Advisory Fee Waiver
Amount of Waiver. During the term of this Agreement and for so long as JP Morgan, employs a long only investment strategy, JP Morgan hereby agrees to waive 0.25% of its annual investment advisory fee based on the average daily net assets of its Segment.
II.	Term and Termination of Agreement.

This agreement shall begin on December 1, 2008 and will continue until JP Morgan resumes investing in a long/short strategy consistent with the Portfolio’s stated investment goal, or until April 30, 2009 whichever happens first. Notwithstanding the pervious sentence, this Agreement shall terminate upon termination of the Portfolio Management Agreement between the parties, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.
III.	Miscellaneous.
A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

A.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Portfolio Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Portfolio Management Agreement or the 1940 Act.

B.	Choice of Law. This Agreement shall be governed by the law of the State of California, without regard to the conflicts of law provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorize and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

BY:	/s/ M. A. Brown
	Name:	Mary Ann Brown
	Title:	President

BY:	/s/ Audrey L. Milfs
	Name:	Audrey L. Milfs
	Title:	Secretary

PACIFIC LIFE FUND ADVISORS LLC

BY:	/s/ Howard T. Hirakawa
	Name:	Howard Hirakawa
	Title:	Vice President

BY:	/s/ Audrey L. Milfs
	Name:	Audrey L. Milfs
	Title:	Secretary

J.P. MORGAN INVESTMENT MANAGEMENT INC.

BY:	/s/ Scott G. Moritz
	Name:	Scott G. Moritz
	Title:	Vice President